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                                                                     EXHIBIT 8.1

                   [LETTERHEAD OF CHOATE, HALL & STEWART LLP]

                                 April 15, 2005


Sierra Pacific Resources
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada  89520-0024 (89511)

Dear Sir or Madam:

We have acted as counsel to Sierra Pacific Resources, a Nevada corporation (the "Company") in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement describes the Company's offer to exchange (the "Exchange Offer") its Premium Income Equity Securities (the "New PIES") for up to 4,704,350 of its outstanding Premium Income Equity Securities (the "Old PIES").

In connection with the preparation of our opinion, confirmed below (the "Opinion"), we have examined such documents and other materials as we have deemed appropriate, including, but not limited to, the prospectus supplement dated November 12, 2001, in respect of the Old PIES, the prospectus dated November 7, 2001 to which such supplement relates, and the Registration Statement, filed by the Company with the Commission as of the date hereof, in respect of the New PIES. The Opinion assumes (i) the accuracy of the statements, facts and information contained in the Registration Statement and other materials examined by us and (ii) the consummation of the Exchange Offer in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement.

Based upon and subject to the foregoing, we confirm that the discussion set forth in the Prospectus under the caption "United States Federal Income Tax Consequences," subject to the limitations, qualifications and assumptions set forth therein, constitutes our opinion as to the material United States federal income tax consequences of the Exchange Offer insofar as the discussion sets forth statements of U.S. federal income tax law or legal conclusions with respect thereto.

The Opinion expresses our view only as to U.S. federal income tax laws in effect as of the date hereof. The authorities on which the Opinion relies are subject to change. Nevertheless, by rendering the Opinion we undertake no responsibility to advise you of any change in U.S. federal income tax laws or the application or interpretation thereof that could affect our Opinion.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the captions "United States Federal Income Tax Consequences" and "Legal Opinions." By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,



                                            /s/ Choate, Hall & Stewart LLP